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Exhibit 3.2.2

                               FIRST AMENDMENT TO
                                    BYLAWS OF
                             SUMMIT PROPERTIES INC.


         The Bylaws of Summit Properties Inc., a Maryland corporation, are hereby amended as follows:

         1. Section 4.1. Section 4.1 of the Bylaws is hereby amended by deleting the first sentence thereof and substituting therefor the following:

                  "The Company shall have a Chairman of the Board or Co-Chairmen of the Board, a President, one or more Vice Presidents, one or more Chief Operating Officers, a Secretary, a Treasurer, and such Assistant Secretaries and Treasurers and subordinate officers as the Board of Directors, or any committee or officer appointed by the Board of Directors for such purpose, may from time to time elect."

         2. Section 4.4. Section 4.4 of the Bylaws is hereby amended by deleting such section in its entirety and substituting therefor the following:

                  "Section 4.4 Chairman of the Board. The Board of Directors shall appoint a Chairman of the Board or Co-Chairmen of the Board. Each Chairman of the Board shall be a Director and may preside over the meetings of the Stockholders and the Board of Directors. Each Chairman of the Board shall perform such other duties as may be assigned to him by the President or the Board of Directors. Each Chairman of the Board may sign and execute any deed, mortgage, bond, contract, or other obligation or instrument on behalf of the Company, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by the Charter, these Bylaws or otherwise to another officer or agent of the Company. If the Board of Directors appoints Co-Chairmen of the Board, then any reference in these Bylaws to the Chairman of the Board shall mean the Co-Chairmen of the Board and each of them singly, unless limited by statute, the Charter or these Bylaws."


         The foregoing is certified as the First Amendment to the Bylaws of Summit Properties Inc. as adopted by the Board of Directors on December 13, 1999.



                                          /s/ Michael G. Malone, Esq.
                                          ---------------------------
                                          Michael G. Malone, Esq.,
                                          Secretary